Exhibit 10.1

AGREEMENT FOR PARTIAL LIQUIDATION OF JOINT VENTURE
THIS AGREEMENT FOR PARTIAL LIQUIDATION OF JOINT VENTURE (this "Agreement") entered into as of June 29, 2015 ("Effective Date"), by and between RAMCO HMW LLC, a Delaware limited liability company ("Ramco LLC"), RAMCO-GERSHENSON PROPERTIES, L.P., a Delaware limited partnership ("Ramco LP"), RAMCO 450 VENTURE LLC, a Delaware limited liability company ("Venture"), and The State Board of Administration of Florida ("SBA"). This Agreement is made with reference to the following facts and circumstances:
R E C I T A L S:
A.Ramco LP is the sole member of Ramco LLC.
B.Ramco LLC owns a 20% membership interest in the Venture. The SBA owns a 80% membership interest in the Venture.
C.The Venture is governed by that certain Operating Agreement of Ramco 450 Venture LLC entered into as of December 28, 2006 (as amended, the "Venture LLC Agreement").
D.The Venture owns 100% of the membership interests in those limited liability companies that are listed on Exhibit A attached hereto and incorporated herein by reference (individually, an "LLC Subsidiary", and collectively the "LLC Subsidiaries").
E.Each LLC Subsidiary owns one of the real estate projects also listed on Exhibit A attached hereto and incorporated herein by reference (individually, a "Property", and collectively the "Properties").
F.In connection with the partial liquidation of a portion of Ramco LLC's interest in the Venture, Venture, Ramco LLC and the SBA desire to cause the Venture to distribute to Ramco LP, as the designee of Ramco LLC, and Ramco LP, in such capacity, desires to accept, the distribution of all of Venture’s membership interest in and to the six (6) Ramco LLC Subsidiaries (identified on Exhibit A "Ramco Subsidiaries"), all on the terms and conditions hereinafter set forth.
G.In connection with the partial liquidation of a portion of SBA's interest in the Venture, Venture, Ramco LLC and the SBA desire to cause the Venture (i) to distribute to SBA certain cash funds as more particularly detailed in this Agreement, and (ii) to distribute to the SBA or a wholly owned subsidiary of the SBA designated by SBA (as applicable the "SBA Assignee), and the SBA desires to accept, the distribution to the SBA Assignee of all of Venture’s membership interest in the SBA Subsidiary (identified on Exhibit A), all on the terms and conditions hereinafter set forth.
NOW, THEREFORE, in consideration of the foregoing Recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

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A G R E E M E N T:
1.Distribution of Interests.
(a)    Subject to the terms and conditions set forth in this Agreement, on the Partial Liquidation Date (as hereinafter defined) Venture, Ramco LLC and the SBA will cause the distribution to Ramco LP, as the designee of Ramco LLC, and Ramco LP will accept, all of the Venture’s right, title and membership interest in and to the Ramco Subsidiaries (sometimes referred to collectively as the "Ramco Interests").
(b)    Subject to the terms and conditions set forth in this Agreement, on the Partial Liquidation Date, Venture, Ramco LLC and the SBA will cause the distribution to the SBA Assignee, and the SBA Assignee will accept, all of the Venture’s right, title and membership interest in and to the SBA Subsidiary (the "SBA Interests"; the Ramco Interests and the SBA Interests are sometimes hereinafter collectively referred to as the "Interests").

2.    Lender Consents.
(a)    To the extent they have not already done so, Ramco LLC shall immediately make application to such lenders as is necessary under the applicable loan documents to (i) obtain any required consents to the distribution to Ramco LP of the Ramco Interests and (ii) to replace and release the Venture from any continuing liability as the guarantor of any loans to the Ramco Subsidiaries (collectively, the "Ramco Lender Consents"). All costs of obtaining the Ramco Lender Consents shall be borne entirely by Ramco LLC. Notwithstanding the foregoing, if on the date scheduled for Closing (as hereinafter defined) (i) all the Ramco Lender Consents have been obtained other than from the holder of the indebtedness secured by the Rolling Meadows Shopping Center, Rolling Meadows, Illinois ("Rolling Meadow Loan") and (ii) the SBA Lender Consent (as hereinafter defined) has been obtained; in that event on or before the Partial Liquidation Closing Date, Ramco LLC and Ramco LP will cause to be funded to Rolling Meadows 450 LLC, a Delaware limited liability company a capital contribution necessary to fully payoff and discharge the Rolling Meadow Loan and the consent of the holder of the Rolling Meadow Loan shall no longer be a Ramco Lender Consent.
(b)    To the extent they have not already done so, SBA shall immediately make application to Allianz as is necessary under the applicable loan documents to (i) obtain any required consent to the distribution to the SBA Assignee of the SBA Interests and (ii) to replace and release the Venture from any continuing liability as the guarantor of the loan to the SBA Subsidiary (the "SBA Lender Consent"). All costs of obtaining the SBA Lender Consent shall be borne entirely by SBA.

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3.    Capital Contribution and Distributions. On the Partial Liquidation Closing Date (as hereinafter defined), Ramco LLC shall contribute to the Venture the cash sum of Eighty Four Million Three Hundred Thousand and 00/100 Dollars ($84,300,000.00) in immediately available federal funds. On the Partial Liquidation Closing Date, the Venture shall distribute the following to Ramco LP and the SBA:
(a)    To Ramco LP, all of the Ramco Interests;
(b)    To the SBA Assignee, all of the SBA Interests; and
(c)    To SBA, the cash sum of Eighty Four Million Three Hundred Thousand and 00/100 Dollars ($84,300,000.00) in immediately available federal funds (the "Cash Distribution").
4.    Representations and Warranties of Ramco LLC. Ramco LLC and Ramco LP hereby make the following representations and warranties for the sole and exclusive benefit of the SBA and the SBA Assignee as of the date hereof (which shall be ratified and confirmed on the Partial Liquidation Closing Date):
(a)    Authorization. Ramco LLC and Ramco LP each have the requisite power and authority to enter into this Agreement and to perform their respective obligations hereunder. This Agreement constitutes the legal, valid and binding obligations of Ramco LLC and the Ramco LP, fully enforceable against them in accordance with its terms.
(b)    Brokers and Finders. Neither Ramco LLC, Ramco LP nor any of their trustees, employees or agents of each of them have employed any broker, finder or similar agent or incurred any liability for any brokerage fees, commissions, finder’s fees or similar payments in connection with the transactions contemplated by this Agreement.
(c)    No Conflict or Violation. Neither the execution and delivery of this Agreement by either Ramco LLC or Ramco LP, nor the consummation of the transactions contemplated hereby, nor compliance with any of the provisions hereof will (i) violate, conflict with, or result in a breach of any provisions of, or constitute a material default (or an event which, with notice or lapse of time or both, would constitute a material default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, security or pledge agreement, license, lease, franchise, permit, agreement or other instrument or obligation to which Ramco LLC or Ramco LP are parties or to which Ramco LLC or Ramco LP, or any of the properties or assets of them may be subject, or (ii) violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to Ramco LLC and Ramco LP or any of the properties or assets of them.
(d)    Consents and Approvals. No notice to, declaration, filing or registration with, or authorization, consent or approval (except for the Ramco Lender Consents), or permit from, any domestic or foreign governmental regulatory body or authority, or any person or

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entity, is necessary in connection with the execution and delivery of this Agreement by Ramco LLC and Ramco LP and the consummation by them of the transactions contemplated by this Agreement.
5.    Representations and Warranties of the SBA. SBA hereby makes the following representations and warranties for the sole and exclusive benefit of Ramco LLC and Ramco LP as of the date hereof (which shall be ratified and confirmed on the Partial Liquidation Closing Date):
(a)    Authorization. SBA has the requisite power and authority to enter into this Agreement and to perform its obligations hereunder. This Agreement constitutes the legal, valid and binding obligations of the SBA, fully enforceable against it in accordance with its terms.
(b)    Brokers and Finders. Neither SBA nor any of the trustees, employees or agents of SBA have employed any broker, finder or similar agent or incurred any liability for any brokerage fees, commissions, finder’s fees or similar payments in connection with the transactions contemplated by this Agreement.
(c)    No Conflict or Violation. Neither the execution and delivery of this Agreement by SBA, nor the consummation by SBA of the transactions contemplated hereby, nor compliance by the SBA with any of the provisions hereof will (i) violate, conflict with, or result in a breach of any provisions of, or constitute a material default (or an event which, with notice or lapse of time or both, would constitute a material default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, security or pledge agreement, license, lease, franchise, permit, agreement or other instrument or obligation to which SBA is a party or to which SBA, or any of the properties or assets of SBA may be subject, or (ii) violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to SBA or any of the properties or assets of the SBA.
(d)    Consents and Approvals. No notice to, declaration, filing or registration with, or authorization, consent or approval (except for the SBA Lender Consent), or permit from, any domestic or foreign governmental regulatory body or authority, or any person or entity, is necessary in connection with the execution and delivery of this Agreement by the SBA and the consummation by the SBA and the SBA Assignee of the transactions contemplated by this Agreement.
6.    Closing.
(a)    Subject to obtaining the Ramco Lender Consents, the SBA Lender Consent and the B of A Agreement (hereinafter defined in Paragraph 8, the closing of the distribution of the Interests and the Cash Distribution (the "Closing") pursuant to this Agreement shall occur on a date (the "Partial Liquidation Closing Date") to be mutually agreed by the SBA and Ramco LLC but in no event later than June 30, 2015. In the event the Ramco Lender Consents and the SBA Lender Consent is not obtained by June 15, 2015, the Closing shall

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be extended to the date which is fifteen (15) days following the receipt of the Ramco Lender Consents and the SBA Lender Consent; provided in no event shall the Closing be later than August 31, 2015 and if the Ramco Lender Consents and the SBA Lender Consent has not been obtained by August 31, 2015, this Agreement shall terminate.
(b)    Each party shall cause to be delivered the following items at the Closing:
(i)    Such instruments from the Venture as may be required to effect the transfer of the Ramco Interests to Ramco LP;
(ii)    Such instruments from the Venture as may be required to effect the transfer of the SBA Interests to the SBA Designee; and
(iii)    The Cash Distribution from the Venture to the SBA by wire transfer of current federal funds in accordance with wiring instructions to be provided by the SBA.
(c)    Each party shall bear its own legal expenses in connection with the contemplated transactions. Any closing costs incident to the conveyance of the Ramco Interests (including, without limitation, any transfer taxes, title insurance costs or other transaction costs) shall be borne entirely by Ramco LLC. Any closing costs incident to the conveyance of the SBA Interests (including, without limitation, any transfer taxes, title insurance costs or other transaction costs) shall be borne entirely by the SBA.
(d)    Effective as of 12:01 A.M. on the date of Closing, all real estate taxes, all other property expenses, and property revenue of each Property will be prorated at Closing between the Venture and (a) the SBA with regard to the SBA Property and (b) Ramco LLC with regard to the Ramco Properties. Each LLC Subsidiary shall be entitled to 100% of all rents, additional rents, including escrows received for common area maintenance, taxes, or insurance, or any other rental adjustments paid by tenants and received on or after the Closing date which are attributable to the period commencing with the date of Closing with respect to its Property. Notwithstanding the foregoing, rents, additional rents, escrows and any other income received during the month of Closing shall be prorated between the SBA and Ramco LLC even if received after the date of Closing in accordance with the Venture LLC Agreement. On the date of Closing, there shall also be a proration between the SBA and Ramco LLC of all prepaid and accrued expenses and utility deposits as well as any liabilities, including but not limited to, accrued interest, tenant deposits, accrued real estate taxes, accrued sales tax, and all other accrued liabilities outstanding at the date of Closing with regard to all of the Properties except Chester Springs Shopping Center. At Closing, Venture shall receive a payment (a) from Ramco LLC equal to 100% of any impound for taxes, insurance, cap "x" or any other reason, held by pursuant to the terms of the loan documents secured by any of the Ramco Properties and (b) from SBA the equal to 100% of any impound for taxes, insurance, cap "x" or any other reason, held by pursuant to the terms of the loan documents secured by the SBA Property. No later than April 30, 2016 (other than any ad valorem taxes where the final tax statement which has not been issued by such date (and such tax ad valorem taxes will be re-prorated within 30 days of the receipt of the final tax

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statement), a true-up of all prorations shall be completed and appropriate adjustments made to the prorations prepared at Closing. The provisions of this Section 7 shall survive Closing.
7.    Operations Through Closing. All net cash flow from each of the Properties shall be advanced to the Venture through the Closing. It is the intention of the parties that there will not be any cash held in any account of any LLC Subsidiary (other than Chester Springs SC, LLC) at Closing. Other than the completion of capital improvement projects underway pursuant to an applicable annual operating budget on March 1, 2015 or otherwise approved by the Executive Committee, no capital improvements shall be made to the Properties between the Effective Date and the Closing.
8.    Agreement Regarding Chester Springs. Unless otherwise disposed of pursuant to this Section 8 prior to the Closing, following the Closing, the sole remaining asset of the Venture shall be the ownership of the LLC Subsidiary, Chester Springs SC, LLC, a Delaware limited liability company. Venture, Ramco LLC and the SBA agree that immediately following the Effective Date, they shall cause Chester Springs SC, LLC, a Delaware limited liability company, to engage Holliday Fenoglio Fowler, L.P. ("Listing Broker") to market Chester Springs Shopping Center for a cash purchase price and will diligently and continuously market Chester Springs Shopping Center until sold. All net proceeds and all continuing costs and benefits of operating Chester Springs Shopping Center until such sale shall be for benefit of the Venture. Any closing costs incident to the sale of the Chester Springs Shopping Center as contemplated in this Section 8 (including, without limitation, any transfer taxes, title insurance costs or other transaction costs) shall be borne entirely by the Venture. The obligations of this Section 8 shall survive the Closing. Anything contained in this Agreement to the contrary notwithstanding, to the extent they have not already done so, Ramco LLC or the SBA shall make application to Bank of America (“B of A”) to obtain B of A’s agreement that notwithstanding the distribution to Ramco LP of the Ramco Interests and the distribution to the SBA Assignee of the SBA Interests, no Event of Default shall be occasioned thereby under the documentation in favor of B of A evidencing, governing and securing that certain Term Loan in the amount of Twenty Two Million and 00/100 Dollars ($22,000,000.00) made to Chester Springs SC, LLC upon the security of the Chester Springs Shopping Center (the “B of A Agreement”).  All costs of obtaining the B of A Agreement shall be borne by the Venture.
9.    Miscellaneous.
(a)    Survival of Covenants, Representations and Warranties. The covenants, representations and warranties set forth in this Agreement shall survive the Closing.
(b)    Further Acts. Each party hereto agrees to perform any further acts, and to execute and deliver (with acknowledgment, verification, and/or affidavit, if required) any further documents and instruments, as may be reasonably necessary or desirable to implement and/or accomplish the provisions of this Agreement and the transactions contemplated herein.
(c)    Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original Agreement, but all of which, taken together, shall constitute one (1) and the same Agreement, binding on the parties hereto. The signature of

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any party hereto to any counterpart hereof shall be deemed a signature to, and may be appended to, any other counterpart hereof.
(d)    Severability. Every provision of this Agreement is intended to be severable. If any term or provision hereof is declared by a court of competent jurisdiction to be illegal or invalid, such illegal or invalid term or provision shall not affect the other terms and provisions hereof, which terms and provisions shall remain binding and enforceable.
(e)    No Waiver. The waiver or failure to enforce any provision of this Agreement shall not operate as a waiver of any future breach of any such provision or any other provision hereof.
(f)    Entire Agreement. This Agreement contains and constitutes the entire agreement between the parties hereto with respect to the subject matter hereof, and supersedes all prior understandings, if any, with respect thereto.
(g)    Attorneys’ Fees. If any proceeding is brought by any party hereto against any other party hereto, to enforce, or for the breach of, any of the provisions of this Agreement, then the prevailing party shall be entitled in such proceeding to recover reasonable attorneys’ and expert witness’ fees, together with the costs of such proceeding therein incurred.
(h)    Amendment. The terms of this Agreement may not be modified, amended or otherwise changed in any manner, except by an instrument in writing executed by each of the parties hereto.
(i)    Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the successors, assigns, personal representatives, heirs and legatees of the respective parties hereto.
(j)    No-Third Party Beneficiaries. Except as otherwise provided by this Agreement, this Agreement is solely for the benefit of the parties hereto and no other person or entity is entitled to rely upon or benefit from this Agreement or any term hereof.
(k)    Rules of Construction. The Paragraph headings used in this Agreement are for reference purposes only, and are not intended to be used in construing this Agreement. Each of the Recitals set forth herein and each of the Schedules attached hereto is incorporated herein by this reference and expressly made a part of this Agreement for all purposes. References to any Recital set forth herein or any Schedule attached hereto made in this Agreement shall be deemed to include this reference and incorporation. As used in this Agreement, where the context so requires, the use of the neuter gender shall include the masculine and the feminine genders, the masculine gender shall include the feminine and neuter, and the singular number shall include the plural, and vice versa. The provisions of this Agreement shall be construed and enforced in accordance with the laws of the State of Delaware, without regard to such state’s laws concerning conflicts of laws. Each party hereto acknowledges, represents and warrants that (i) each party hereto is of equal bargaining

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strength; (ii) each party has actively participated in the drafting, preparation and negotiation of this Agreement; and (iii) any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not apply in the interpretation of this Agreement, or any portion hereof.
(l)    Confidentiality. Ramco LLC, Ramco LP, Venture and SBA agree that this Agreement and all negotiations relating to the transaction described herein will remain confidential. Ramco LLC, Ramco LP, Venture and SBA shall only disclose such information to those parties who are required to know the same, such as employees of the parties, consultants and attorneys. Ramco LLC, Ramco LP, and Venture acknowledges that notwithstanding the foregoing, SBA is an entity of government of the State of Florida and is subject to the provisions of the Florida Public Records Act, Chapter 119, Florida Statutes. Therefore, notwithstanding the foregoing, nothing in this Agreement shall prohibit disclosure by SBA of this Agreement or any information that is required to be disclosed by SBA pursuant to Florida or other applicable law. Notwithstanding the foregoing, nothing in this Agreement shall prohibit disclosure by Ramco LLC or Ramco LP of any information that is required to be disclosed by Ramco LLC or Ramco LP pursuant to applicable securities laws. Anything contained in this Agreement to the contrary notwithstanding, Ramco LLC or Ramco LP may issue a press release upon consummation of the transactions contemplated pursuant to this Agreement; provided, however, any such press release (i) shall contain information mutually acceptable to the parties to this Agreement, and (ii) shall not identify the SBA or any monetary details of the subject transactions.
[Signatures appear on the following page]

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IN WITNESS WHEREOF, the parties hereto have entered into this Agreement effective as of the date first set forth above.

"Ramco LLC"

RAMCO HMW LLC,
a Delaware limited liability company

By:

Its:

"Ramco LP"

RAMCO-GERSHENSON PROPERTIES, L.P.,
a Delaware limited partnership

By:    Ramco-Gershenson Properties Trust,
a Maryland real estate investment trust,
its general partner

By:

Its:

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"SBA"

The State Board of Administration of Florida

By:

Its:

"Venture"

RAMCO 450 Venture, LLC, a Delaware limited liability company

By: RAMCO HMW, LLC, a Delaware limited liability company, its manager

By:

Its:

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EXHIBIT A
LLC Subsidiaries and Properties

Ramco LLC Subsidiaries	Ramco Properties

Crofton 450 LLC, a Delaware limited liability company

Market Plaza 450 LLC, a Delaware limited liability company

Olentangy Plaza 450 LLC, a Delaware limited liability company

Ramco Peachtree Hill, LLC, a Delaware limited liability company

Rolling Meadows 450 LLC, a Delaware limited liability company

Lane Avenue 450 LLC, a Delaware limited liability company

Crofton Centre Market Plaza Olentangy Plaza Peachtree Hill Rolling Meadows Shopping Center The Shops on Lane Avenue	Crofton, Maryland Glen Ellyn, Illinois Columbus, Ohio Duluth, Georgia Rolling Meadows, Illinois Upper Arlington, Ohio

SBA Subsidiary	SBA Property

Linton Delray, LLC, a Delaware limited liability company	The Plaza at Delray	Delray Beach, Florida

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Remaining LLC Subsidiary	Remaining Property

Chester Springs SC, LLC, a Delaware limited liability company	Chester Springs Shopping Center	Chester, New Jersey

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